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                                                                    EXHIBIT 23.1


       CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
LaserCard Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about February 11, 2005 of our report dated June 9, 2004, relating to the consolidated balance sheet of LaserCard Corporation, formerly Drexler Technology Corporation, (the Company) and subsidiaries as of March 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and our report on the financial statement schedule dated June 9, 2004, which reports appear in the 2004 Annual Report on Form 10-K .

/s/ KPMG LLP

Mountain View, California
February 11, 2005


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